Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 17, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.101910 per unit, payable on March 14, 2017, to unit holders of record on February 28, 2017.

This month’s distribution increased from the previous month due to an increase in both the net production of oil and gas and in the pricing of oil and gas production for the Waddell Ranch properties. Along with the increased production and pricing for Waddell Ranch was a reimbursement for over accrual of ad valorem taxes for 2016, a result of decreased evaluation based on decreased prices for 2016. The net ad valorem tax reimbursed was $781,142 to the trust for the Waddell Ranch Properties. The Waddell Ranch Properties contributed $3,012,637 to this month’s distribution.

The Texas Royalty Properties had a slight decrease in oil and gas production, offset by an increase in pricing of oil and gas production. In addition, this month’s contribution from the Texas Royalty properties includes a reimbursement for over accrual of ad valorem taxes for 2016, again a result of decreased evaluation based on decreased prices for 2016. The net ad valorem tax reimbursed was $845,576 to the trust for the Texas Royalty Properties. The Texas Royalty Properties contributed $1,853,371 to this month’s distribution.

Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 66,746 barrels of oil and 357,308 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 47,467 barrels of oil and 254,141 Mcf of gas. The average price for oil was $48.60 per bbl and for gas was $3.32 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,428,731. Deducted from these would be the Lease Operating Expense (LOE) of $1,125,439, taxes of $192,671, adding back in the reimbursement of ad valorem taxes of $1,041,525 and Capital Expenditures (CAPEX) of $135,296 totaling $411,882 resulting in a Net Profit of $4,016,849 for the month of January. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $3,012,637 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	66,746	357,308	47,467	254,141	*	$48.60	$3.32	**
Texas Royalties	23,372	26,387	22,204	25,067	*	$46.89	$5.32	**

Prior Month
Waddell Ranch	65,759	365,506	26,633	149,015	*	$42.35	$2.45	**
Texas Royalties	23,854	26,940	22,662	25,593	*	$43.85	$5.07	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,372 barrels of oil and 26,387 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 22,204 barrels of oil and 25,067 Mcf of gas. The average price for oil was $46.89 per bbl and for gas was $5.32 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,236,199. Deducted from these would be taxes of $175,362 and adding back in the reimbursement of ad valorem taxes of $890,080 resulting in a Net Profit of $1,950,917 for the month of January. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,853,371 to this month’s distribution.

General and Administrative Expenses deducted for the month were $116,971 resulting in a distribution of $4,749,911 to 46,608,796 units outstanding, or $0.101910 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2016 tax information packets are expected to begin mailing directly to unitholders in early March 2017. A copy of Permian’s 2016 tax information booklet is expected to be posted on Permian’s website by February 22, 2017. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators have now been updated on Permian’s website for 2016 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper, Senior Vice President
Southwest Bank, Trustee, Toll Free – 1.855.588.7839